FUSION	Andrew Lewin
CONTACT:	212-972-2000
alewin@fusiontel.com

INVESTOR	Andrew Hellman
CONTACT:	CEOcast, Inc.
212-732-4300
adhellman@ceocast.com

MEDIA	Rubenstein Associates
CONTACT:	John Henderson
212-843-8054
jhenderson@rubenstein.com

Jonathan B. Rand Joins Fusion Management

Telecom Industry Innovator to Guide Global Sales & Marketing

NEW YORK, April 3, 2006 -Fusion Telecommunications International, Inc. (AMEX: FSN) announced today that Jonathan Rand has joined the Company’s management team as Chief Marketing Officer. In this capacity, he will guide Fusion’s worldwide VoIP sales, marketing, new product introduction, and global partnership development.

“Jonathan has a tremendous record of revenue generation and market innovation in the VoIP/telecom space, and a broad range of successful transaction, alliance-building and management experience in the industry. His decision to join Fusion comes at a key time for the Company, as we are preparing for a global launch of our new VoIP services. We look forward to his impact on Fusion’s growth and differentiation,” said Matthew Rosen, President and CEO of Fusion.

Prior to joining Fusion, Mr. Rand held senior management positions within IDT Corp (NYSE: IDT) and its affiliated companies since 1992, including Executive Vice President of International Sales & Treasurer of Net2Phone, Inc. from1999-2002.

“Fusion’s plans for new VOIP services are very compelling and the company is clearly positioned to make its mark on this fast growing industry. I am excited to join Fusion’s outstanding management team and look forward to building Fusion’s revenue, service offerings, branding, and global partnerships,” said Mr. Rand

As Net2Phone’s Executive Vice President, Mr. Rand developed some of the world’s first VoIP phones, built a $35 million global VoIP services business, and led Net2Phone’s first full acquisition. Mr. Rand served as IDT’s Senior VP Sales & Finance from 1992-1998, and was one of the core contributors to IDT’s early success. Recently, Mr. Rand has been a partner in IDT Ventures, Inc., and the managing partner of Indigo Capital Advisers LLC, providing early stage companies with sales and financial strategies. He has extensive experience in strategizing and operating fast-growing sales and marketing organizations.

Prior to IDT, Mr. Rand founded, grew, and sold a nationwide magazine, Campus Connection, reaching a circulation of 1.2 million. Earlier, Mr. Rand worked in Procter & Gamble’s brand management program.

Commenting on today’s announcement, Roger Karam, President of Fusion’s VoIP Division stated: “Jonathan has understood the VoIP space and its vast potential for many years. We are confident that his sales and marketing expertise, industry knowledge and general business acumen will be a tremendous addition to Fusion’s expansion plans.”
About Fusion:

Fusion provides its efonica branded VoIP (Voice over Internet Protocol), Internet access, and other Internet services to, from, in and between emerging markets in Asia, the Middle East, Africa, Latin America and the Caribbean. Fusion currently provides services to consumers, corporations, international carriers, government entities, and Internet service providers in over 45 countries. For more information please go to: http://www.fusiontel.com or http://www.efonica.com.

Statements in this Press Release that are not purely historical facts, including statements regarding Fusion's beliefs, expectations, intentions or strategies for the future, may be "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the plans, intentions and expectations reflected in or suggested by the forward-looking statements. Such risks and uncertainties include, among others, introduction of products in a timely fashion, market acceptance of new products, cost increases, fluctuations in and obsolescence of inventory, price and product competition, availability of labor and materials, development of new third-party products and techniques that render Fusion's products obsolete, delays in obtaining regulatory approvals, potential product recalls and litigation. Risk factors, cautionary statements and other conditions which could cause Fusion's actual results to differ from management's current expectations are contained in Fusion's filings with the Securities and Exchange Commission and available through http://www.sec.gov.